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Contacts:
Samer Bahou
Cypress PR
(408) 232-4552
samer.bahou@cypress.com

For Immediate Release

Cypress Appoints Jeff Owens to Board of Directors

Automotive Industry Veteran Brings Deep Technology and System Expertise
To Support Execution of Cypress 3.0 Strategy

SAN JOSE, Calif., September 25, 2017 - Cypress Semiconductor Corp. (Nasdaq: CY) today announced the appointment of Jeffrey J. Owens to its board of directors. He will serve on the company’s Compensation Committee. Owens brings to Cypress more than 40 years of experience in a variety of technology, engineering and operating leadership roles at Delphi Automotive, one of the world’s largest suppliers of vehicle electronics. His extensive industry knowledge is a great fit with the company’s strategic focus on providing embedded system solutions, especially in Cypress’ target automotive market segments.

Owens recently retired from his role as Chief Technology Officer at Delphi Automotive, where he was responsible for a global engineering team of 20,000 technologists located in 14 major tech centers and was instrumental in transforming the company into a provider of software, electronics, and advanced safety and electrical architectures to the world’s largest automotive manufacturers. Prior to his CTO role, he was President of Delphi’s $3 billion Electronics and Safety division. Owens currently serves on the board of directors of public engineering materials supplier Rogers Corporation. He is on the board of trustees at Kettering University and previously served as chairman of the board.

“We are pleased to welcome Jeff Owens to Cypress’ board,” said Steve Albrecht, Cypress’ chairman. “He is a great addition to our team with invaluable technology and system expertise to support management as they continue building the already strong automotive business. His capabilities align perfectly with the Cypress 3.0 strategy to evolve into an embedded system solutions leader in fast-growing market segments, including autonomous driving.”

About Cypress
Cypress is the leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and

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USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with the best support and engineering resources on the planet enabling innovators and out-of-the-box thinkers to disrupt markets and create new product categories in record time. To learn more, go to www.cypress.com.

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